Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made October 24, 2011 by and between Valassis Communications, Inc. (the “Corporation”) and Richard Herpich (the “Consultant”).

WHEREAS, the Consultant has been previously designated by the Corporation’s Compensation/Stock Option Committee as an eligible executive under Section 2.1 of the Valassis Communications, Inc. Supplemental Benefit Plan (the “SERP”); and

WHEREAS, the Corporation and the Consultant desire to enter into a consulting arrangement effective as set forth below after the retirement of the Consultant from the Corporation on December 31, 2011;

NOW THEREFORE, in consideration of the above recitals, the parties hereto agree as set forth below.

1.	Term: The term of this Agreement shall be one (1) year commencing on January 1, 2012 (the “Consulting Period”) and ending on December 31, 2012. The term may be extended at the mutual agreement of the parties prior to its expiration.

2.	Services: Consultant shall be available during the term of this Agreement to provide consulting services on an as needed basis at the direction of the Executive Vice President, Sales & Marketing and/or the Chief Executive Officer of the Corporation. Such services may include, among other things, the projects/duties listed on Exhibit A hereto. It is mutually understood and agreed that Consultant shall not be considered an employee, agent or partner of the Corporation and neither Party shall have any authority to bind the other in any respect.

3.	Compensation: In consideration for entering into this Agreement and performing pursuant to its terms, the Consultant shall be paid at a rate of $225/hour for services rendered. Consultant shall submit hours on a regular basis using a mutually agreeable method.

4.	Expenses: The Corporation agrees to reimburse the Consultant for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with the policies established from time to time by the Corporation. The Consultant shall account to the Corporation for such expenses.

5.	Confidentiality: In addition to any confidentiality obligations set forth in the SERP, the Consultant shall keep confidential for the benefit of the Corporation all secret, confidential information, knowledge or data relating to the Corporation or any affiliated companies which shall have been obtained by Consultant during the Consulting Period and which shall not have been or nor or hereafter have become public knowledge (other than by acts by the Consultant in violation of this Agreement). During the Consulting Period, and for a period of five (5) years thereafter, the Consultant shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

6.	Taxes: Any tax implications arising out of this Agreement shall be the sole responsibility of the impacted party.

7.	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to conflicts of law rules. Any dispute or claim arising out of or in connection with this Agreement shall be adjudicated in the State of Michigan.

8.	Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior oral and written understandings between the parties. However, the Agreement shall have no impact on the SERP. Any modifications to this Agreement must be in a writing signed by the parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

9.	Assignment. Neither party may assign this Agreement without the prior express written permission of the other party, except that consent of the other party shall not be required for assignment or transfer made (a) by operation of law, (b) to an entity that acquires substantially all of the party’s stock, assets or business, or (c) to a related entity (e.g., parent or subsidiary of parent).

10.	Notice. Any notices required hereunder shall be in writing and shall be given to the parties by hand, by nationally recognized overnight courier service or by express, registered or certified mail, postage prepaid, return receipt requested to the locations identified below; provided, that, any notice may be given by e-mail to the designated e-mail address or by fax to the designated fax number so long as a signed written confirmation is received at the designated street address promptly thereafter. Notices shall be deemed to have been given upon actual receipt thereof. Either party may change its notice address by written notice to the other.

If to Valassis:             Valassis Communications Inc.

                                      19975 Victor Parkway

                                      Livonia, Michigan 48152 USA

                                     Attention: General Counsel

                                     Email: wiseleyt@Valassis.com

                                     Facsimile: 734-591-4460

If to Consultant:       To the address on file with the Corporation’s Accounts Payable department

IN WITNESS WHEREOF, the Consultant and the Corporation have caused this Agreement to be executed as of the day and year first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd L. Wiseley
Name: Todd L. Wiseley, Esq. Title: Secretary

/s/ Richard Herpich
Richard Herpich

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